Exhibit 2.4

Execution Version

CONFIDENTIAL

To:                             CF Industries Holdings, Inc.

4 Parkway North, Suite 400

Deerfield, Illinois 60015

To:                             OCI N.V.

Honthorststraat 19

1071 DC Amsterdam

The Netherlands

IRREVOCABLE UNDERTAKING

Dear Sirs/Madams,

We, Leo Capital B.V. (the “Stockholder”) have been informed about the discussions regarding the potential transactions between CF Industries Holdings, Inc., a Delaware corporation (“Cambridge”), OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of The Netherlands (“Oxford”), Darwin Holdings Limited, a private limited company limited by shares incorporated under the law of England and Wales (“Holdco”) and Beagle Merger Company LLC, a Delaware limited liability company and wholly-owned, direct or indirect, subsidiary of Holdco (“MergerCo”).

This undertaking (the “Agreement”) is dated August 6, 2015 and sets out the agreement of Cambridge, Oxford and the Stockholder (the “Parties”) in relation thereto. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Combination Agreement (as defined below).

The Transactions and Oxford Stockholder Meeting

1.                                      You have informed us that Cambridge, Holdco, MergerCo and Oxford are contemplating entering into a Combination Agreement, dated as of the date hereof (the “Combination Agreement”), pursuant to which, among other things:

(a)                                 Oxford will contribute to Holdco certain equity ownership interests in certain Persons owned, directly or indirectly, by Oxford, in exchange for consideration consisting, in part, of Ordinary Shares to be issued by Holdco to Oxford;

(b)                                 a portion of the Ordinary Shares issued by Holdco to Oxford will be distributed by Oxford to its stockholders;

(c)                                  MergerCo will merge with and into Cambridge, with Cambridge becoming a wholly-owned, direct or indirect, subsidiary of Holdco whereby the shares of Cambridge common stock will be converted into the right to receive a certain ratio of Holdco Ordinary Shares; and

(d)                                 Cambridge, Holdco, MergerCo and Oxford will cooperate and take all steps necessary to effectuate the restructuring as outlined in the Restructuring Steps Plan,

on the terms and subject to the conditions set forth in the Combination Agreement (clause (a) through (e) collectively, the “Transactions”).

2.                                      On the terms and subject to the conditions of the Combination Agreement, Oxford will convene a meeting of stockholders for the purpose of obtaining the approval of the stockholders of Oxford to consummate the Transactions and the matters as set out in the Oxford Notice (the “Oxford Stockholder Meeting”).

Representations and warranties

3.                                      The Stockholder hereby represents and warrants to Cambridge and Oxford that, on the date of this Agreement:

(a)                                 it is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) duly organised and validly existing under the laws of The Netherlands;

(b)                                 it is, directly or indirectly, the legal and beneficial holder and owner of 36,491,859 ordinary shares in Oxford (the “Stockholder Shares”);

(c)                                  it has sole voting power over such Stockholder Shares; and

(d)                                 it has the power and authority to enter into this Agreement and perform its obligations hereunder.

Irrevocable undertaking

4.                                      From and after the date hereof until the termination of this Agreement in accordance with paragraph 8, the Stockholder irrevocably agrees that it will cast the votes attached to the Stockholder Shares and any shares in Oxford which Stockholder may acquire at any time on or after the date hereof until and prior to the record date of the Oxford Stockholder Meeting (provided that all options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford shall be considered Stockholder Shares upon their exercise or conversion but, provided, further, that, nothing contained herein shall require Stockholder to convert, exercise or exchange any such options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford (such shares, the “After-Acquired Shares”)), in the following manner:

(a)                                 the Stockholder shall not contribute or permit to contribute to the passing of resolutions or initiate or take any action which would reasonably be expected to prejudice or frustrate successful consummation of the Transactions;

(b)                                 the Stockholder shall vote or cause to be voted (including by proxy or written consent, if applicable) in favour of resolutions that are necessary to approve the Transactions proposed to any general meeting of stockholders of Oxford; and

(c)                                  the Stockholder shall not enter into any voting agreement or voting trust with respect to the Stockholder Shares that is inconsistent with this Agreement and shall not grant a proxy, consent or power of attorney with respect to the Stockholder Shares that is inconsistent with this Agreement.

5.                                      Except as explicitly set forth in paragraph 4, nothing in this Agreement shall limit the right of the Stockholder to vote in favour of, against or abstain with respect to any matter presented to Oxford’s stockholders. The Stockholder is signing this Agreement solely in its capacity as a stockholder of Oxford and nothing contained herein shall in any way limit or affect Mr. Nassef Sawiris (or any future director of Oxford who may be affiliated or associated with any Stockholder or any of its Affiliates) from exercising his fiduciary duties as a director of Oxford or from otherwise taking any action or inaction in his capacity as a director of Oxford, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director shall be deemed to constitute a breach of this Agreement.

Lock-up and standstill

6.                                      The Stockholder shall not, directly or indirectly, (i) dispose of or agree to dispose of or bring about a transaction in or involving any Stockholder Shares, any After-Acquired Shares or any options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford (a “Transfer”), other than (w) any Transfer to an Affiliate or Permitted Transferee (as defined in the Holdco Shareholder Agreement) of such Stockholder, or to any other S Stockholder (as defined below), but only if, in either case, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms hereof (unless such transferee is an S Stockholder (as defined below)) and notice of such Transfer is delivered to Cambridge and Oxford pursuant to paragraph 19, (x) the exercise or conversion of any options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford, including any net settlement in connection therewith, (y) a Transfer pursuant to the terms of any trust or will of such Stockholder or by the Laws of intestate succession or (z) a Transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any options, warrants or other rights, or (ii) make any proposal or offer to, or obtain (voting) proxies from third parties with respect to the ordinary shares or other securities of Oxford (other than the solicitation of proxies by Mr. Nassef Sawiris in his capacity as a director and officer of Oxford).

7.                                      The Stockholder shall not directly or indirectly solicit any third party to bring about any Acquisition Proposal for Oxford (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to Section 7.4 of the Combination Agreement and to limit its conversation or other communication exclusively to such referral). In the event that the Stockholder receives an unsolicited approach by any third party in connection with a potential Acquisition Proposal, it shall promptly, and in any event within twenty-four (24) hours after receiving such unsolicited approach, notify Cambridge and Oxford thereof and shall provide reasonable details on the unsolicited approach to Cambridge and Oxford. The Stockholder confirms that it is not, at the date of signing of this Agreement, directly or indirectly, in discussions or negotiations with any third party regarding an Acquisition Proposal.

Termination

8.                                      Except for paragraphs 8 through 24 which will survive termination of this Agreement, this Agreement shall terminate upon the earliest to occur of:

(a)                                 termination of this Agreement by written agreement of Cambridge, Oxford and the Stockholder;

(b)                                 termination of the Combination Agreement pursuant to and in compliance with the terms thereof;

(c)                                  entry, without the prior written consent of the Stockholder and each of the other stockholders listed in Schedule A (collectively, the “S Stockholders”), into any amendment or modification of the Combination Agreement, or any written waiver of Oxford’s, Holdco’s or MergerCo’s rights under the Combination Agreement made in connection with a request by Cambridge, in each case, which results in a decrease in, or a material change in the composition of, the Consideration or a material extension of the End Date or which is otherwise adverse to any of the S Stockholders; or

(d)                                 the occurrence of the Closing.

9.                                      If this Agreement terminates in accordance with paragraph 8, the Stockholder shall have no claim against Cambridge or Oxford, and Cambridge and Oxford shall have no claim against the Stockholder, provided that such termination shall not affect any rights or liabilities under this Agreement in respect of prior breaches of this Agreement that occurred prior to such termination.

Miscellaneous

10.                               The Stockholder confirms that it is aware of and shall comply with the applicable corporate and securities laws and stock exchange regulations, including in particular with respect to the insider trading regulations.

11.                               This Agreement, including the Schedules hereto and, to the extent referenced herein, the Combination Agreement, contain the entire agreement between the Parties relating to the subject matter of this Agreement at the date hereof and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

12.                               If part of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The Parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this Agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

13.                               Except as contemplated by paragraph 6, no Party may assign, encumber, dispose of or otherwise transfer any of its rights under this Agreement in whole or in part without having obtained the other Party’s prior written consent, provided that Cambridge may transfer its rights and obligations under this Agreement to any member of its group as described in section 2:24b Dutch Civil Code.

14.                               No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and signed by or on behalf of the Party entitled to such waiver.

15.                               No amendment of this Agreement shall be effective unless such amendment is in writing and signed by or on behalf of each of the Parties.

16.                               This Agreement does not contain any stipulation in favour of a third party (derdenbeding).

17.                               The Parties hereby waive: (i) their rights under sections 6:265 up to and including 6:272 and 6:228 of the Dutch Civil Code (Burgerlijk Wetboek) to rescind (ontbinden) or demand in legal proceedings the rescission (ontbinding) of this Agreement; and (ii) their rights to annul and to demand in legal proceedings annulment (vernietiging) of this Agreement.

18.                               All costs which a Party has incurred or must incur in negotiating, preparing, concluding or performing this Agreement are for its own account.

19.                               A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, sent by a nationally recognized overnight courier service (with confirmation of delivery), by telefax or by email to the Party due to receive the notice or communication, at its address, email or telefax number set out below (or another address specified by that Party by written notice to the other) and shall if:

(a)                                 personally delivered, be deemed to have been received at the time of delivery;

(b)                                 by nationally recognized overnight courier service, be deemed to have been received at the time of confirmation of delivery;

(c)                                  sent by telefax, be deemed to have been received upon receipt by the sender of a telefax report (or other appropriate evidence) confirming that the facsimile has been transmitted to the addressee;

(d)                                 or by email, be deemed to have been received upon receipt confirmed by the intended recipient, or if a duplicate copy is promptly delivered by one of the other methods described in this paragraph 19.

Cambridge
Attn:	CF Industries Holdings, Inc.
Douglas C. Barnard
Address:	4 Parkway North, Suite 400
Deerfield, Illinois 60015
Telephone:	(847) 405-2400
Telefax:	(847) 405-2711
Email:	Dbarnard@cfindustries.com

With copies (which shall not constitute notice) to:
Attn:	Skadden, Arps, Slate, Meagher & Flom LLP
Brian W. Duwe and Richard C. Witzel, Jr.
Address:	155 N. Wacker Drive
Chicago, IL 60606
Telephone:	(312) 407-0700
Telefax:	(312) 407-0411
Email:	brian.duwe@skadden.com, richard.witzel@skadden.com

Oxford
Attn:	OCI N.V.
Erika Wakid
Address:	Honthorststraat 19
1071 DC Amsterdam
The Netherlands
Telefax:	+44 (0) 20 7439 4802
Email:	Erika.Wakid@oci.nl

With copies (which shall not constitute notice) to:
Attn:	Cleary Gottlieb Steen & Hamilton LLP
Robert P. Davis and Paul M. Tiger
Address:	One Liberty Plaza
New York, NY 10006
Telephone:	(212) 225-2000
Telefax:	(212) 225-3999
Email:	rdavis@cgsh.com, ptiger@cgsh.com

Stockholder
Attn:	Intertrust Netherlands B.V.
Jurjen Hardeveld
Address:	Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands
Telefax:	+31 20 521 4777
Email:	jurjen.hardeveld@intertrustgroup.com

With copies (which shall not constitute notice) to:

Attn:	Withers LLP
Samantha Morgan
Address:	16 Old Bailey
London EC4M 7EG
United Kingdom
Telephone:	+44 (0)20 7597 6116
Email:	Samantha.Morgan@withersworldwide.com

Attn:	Cleary Gottlieb Steen & Hamilton LLP
Robert P. Davis and Paul M. Tiger
Address:	One Liberty Plaza
New York, NY 10006
Telephone:	(212) 225-2000
Telefax:	(212) 225-3999
Email:	rdavis@cgsh.com, ptiger@cgsh.com

20.                               This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by any combination of such means, shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

21.                               This Agreement shall be governed by the laws of The Netherlands, without regard to any conflict of laws principles thereof.

22.                               Any dispute arising out of or in connection with this Agreement (including any dispute as to the validity of this Agreement, any questions in respect of the authority of the arbitrators and any dispute about whether a particular dispute should be referred to arbitration) will be finally settled by arbitration in accordance with the rules of The Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules. The place of the arbitration will be Amsterdam, The Netherlands. The language of the arbitration will be English. The arbitrators will decide according to the rules of law. Their arbitral award will not be disclosed other than to the parties to the arbitral proceedings.

23.                               Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to the Stockholder Shares shall remain vested in and belong to the Stockholder and (b) Cambridge and Oxford shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Stockholder Shares or direct the Stockholder in the performance of its duties or responsibilities as a stockholder of Oxford. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other person, including Cambridge or Oxford, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

24.                               For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in the Combination Agreement, but shall not include any entity whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), solely by reason of the fact that one or more nominees or representatives of the Stockholder serves as a member of its board of directors or similar governing body, unless the Stockholder or its Affiliates otherwise control such entity. For purposes of this Agreement, Oxford shall not be deemed to be an Affiliate of the Stockholder.

Agreed and acknowledged:

LEO CAPITAL B.V.

Name:	/s/ G.A.R. Warris	/s/ P. Oosthoek

Title:	G.A.R. Warris	P. Oosthoek
	Proxyholder	Proxy holder

[Signature Page to Support Agreement]

Agreed and acknowledged:

CF INDUSTRIES HOLDINGS, INC.

Name:	/s/ W. Anthony Will

Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]

OCI N.V.

/s/ Nassef Sawiris

Name:	Nassef Sawiris

Title:	Chief Executive Officer

[Signature Page to Support Agreement]

Schedule A

S Stockholders

Capricorn Capital B.V.

Leo Capital B.V.

Aquarius Investments B.V.